BROADVIEW OPPORTUNITY FUND

SPECIAL MEETING OF SHAREHOLDERS
IMPORTANT SHAREHOLDER INFORMATION
Please vote promptly

VOTING IS QUICK AND EASY

Dear Shareholder:

We recently sent you proxy materials
concerning an important proposal regarding
your investment, which will be considered at
the Special Meeting of Shareholders on
August 22, 2019 at 1:30 p.m., Central time
at 330 East Kilbourn Avenue, Suite 1475,
Milwaukee, Wisconsin 53202. This letter
was sent to you because you held shares
on the record date and we have not received
your vote.

Your vote is critical to this process. Please vote
as soon as possible. We need your vote prior to
the Special Meeting on August 22, 2019. Thank
you for your prompt attention to this matter. If you
have already voted, we appreciate your participation.

/s/ Richard E. Lane

Richard E. Lane,
President Broadview Funds Trust

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